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                                  Exhibit 10.29

                                        January 29, 2001


David A. Houle
Executive Vice President
Chief Financial Officer

Dear Dave:

          This letter, upon your signature, will constitute a Separation Agreement ("Agreement") between you and Pacific Century Financial Corporation and Bank of Hawaii (collectively, the "Bank") regarding the terms of your resignation and separation from employment with the Bank and its subsidiaries and affiliates.

1. Your date of termination ("Termination Date") be no later than December 31, 2001, but may be effective on such earlier date as you may elect. Effective February 3, 2001, however, you will be relieved of all your current duties and responsibilities. From February 3, 2001 until all of your accrued vacation time is used, you will be on vacation. Thereafter until your Termination Date, you will make yourself available to the Bank for consultation on an as needed basis to assure a smooth transition. As part of the transition you will also resign any positions you hold as a director, officer or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust.

2. You will be paid your earned salary and auto allowance through your Termination Date, and the Bank's portion of your club dues will continue to be paid through April 30, 2001. You will continue to participate in all Bank employee benefit plans through your Termination Date. You will receive payment under the Bank's 2000 one-year incentive plan in the amount of $160,000.00. You acknowledge and agree that no compensation other than that specified herein is owed to you.

3. You have received or will receive by separate cover information regarding your rights to health insurance continuation after your Termination Date. To the extent that you have such rights, nothing in this agreement will impair those rights.

4. On or before February 19, 2001 you will return to the Bank any information you have about the Bank's practices, procedures or trade secrets, including but not limited to, customer data, lists and accounts; Bank strategies, growth plans, business plans, and marketing strategies; and any Bank property such as Bank Visa card and keys.

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5.   Because your employment is being terminated by way of resignation, you are not entitled to benefits under our Employees' Severance Plan. By acceptance of this Agreement, you are waiving and releasing your benefits under that Plan. While the Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, under the circumstances, it will truthfully report, should unemployment compensation authorities ask that the termination of your employment was voluntary.

6. Although you are not otherwise entitled to it, in further consideration of your acceptance of the terms of this Agreement, the Bank will pay you $375,000.00, less customary payroll deductions [(this portion hand written in on 1/30/01, and initialed by both parties), payable on January 15, 2002 regardless of the termination date]. In addition, if you elect a Termination Date before December 31, 2001, the Bank will pay an amount equal to your salary and any accrued but unused vacation, from that date through December 31, 2001. These amounts will be paid within two weeks of your Termination Date, but no earlier than the effective date of this Agreement as defined in paragraph 13 below (the "Effective Date"). In addition to the foregoing payments, the Bank will pay for outplacement services with its selected outplacement services provider for a period of six months. Finally, with regard to all Qualified and Nonqualified Stock Options ("Options") currently held by you which are not vested, the Compensation Committee will provide for the full vesting of such Options upon the completion of six months following their date of grant. Also, with regard to vested Options held by you as of your Termination Date, the Compensation Committee will extend the period within which these Options are exercisable to three years following your Termination Date in the case of 1994 Plan Options, and one year following your Termination Date in the case of 1988 Plan Options (or, if earlier, in either case to the end of the original terms of the Options). The extension of the exercise period for your Qualified Stock Options may result in conversion of your Qualified Stock Options into Nonqualified Stock Options with a consequent loss of certain tax benefits. Therefore, Qualified Stock Options will not be subject to these extensions unless you consent on or before your Termination Date.

7. You waive, release and forego any and all claims, whether or not now known, suspected or claimed, that you ever had, now have, or may later claim to have had as of or prior to the Effective Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns arising from or related to your employment with the Bank and/or the termination of your employment with the Bank.

     These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Hawaii civil rights and anti-discrimination statutes, wage and hour laws, the law of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.), and any claims for attorneys' fees and/or costs.

8. The Bank and you agree that any inquiries regarding verification of your employment will be handled through the Bank of Hawaii, Human Resources Division. You agree that you will instruct anyone of whom you are aware who is making such inquiries to contact the Human Resources Division. As is the Bank's practice, the Human Resources Division will only release information confirming your dates of employment and position title.

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9.   The Bank and you agree that each will not make any disparaging, negative or derogatory statements regarding the other.

10. Unless compelled by court order or subpoena or otherwise required by law, you will not disclose to others or use any information regarding the following:

     a. Any information regarding the Bank's practices, procedures or trade secrets, including but not limited to, customer data, lists and accounts; and Bank strategies, growth plans, business plans, and marketing strategies.

     b. The terms of this Agreement, the benefit being paid under it, and the fact of its payment are confidential, except that you may disclose this information to (i) your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, and (ii) your spouse. You will instruct any such people to whom you make a disclosure, however, to maintain the confidentiality of this information just as you must.

11. In the event that you breach any of your obligations under this Agreement or otherwise imposed by law, the Bank will be entitled to recover the benefit paid under this Agreement and to obtain all other relief provided by law or equity. In addition, you acknowledge and agree that breach of Paragraphs 4, 9, and 10 will result in irreparable harm to the Bank for which it will have no adequate remedy at law and for which the Bank may seek immediate injunctive relief.

12. You agree that you will not seek reinstatement to the Bank nor apply for employment with the Bank or its subsidiaries or affiliates.

13.  The following is required by the Older Workers Benefit Protection Act:

          This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act through the Effective Date of this Agreement. You have up to 21 days from the date of this letter, or February 19, 2001, to accept the terms of this Agreement, although you may accept it at any time within those 21 days. There are advantages and disadvantages for you in entering into this Agreement. Prompt receipt of the payment provided for in paragraph 6 and an amicable resolution to the situation may be considered advantages. Release of potential claims may be considered a disadvantage. To properly weigh the advantages and disadvantages you are advised to consult an attorney about this Agreement prior to signing the Agreement. If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

          To accept this Agreement, please date and sign this letter and return it to me. (An extra copy for your file is enclosed)

     Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the eighth day after the date of your acceptance will be the "Effective Date" of this Agreement. The Agreement will not be effective and enforceable until the revocation period has expired.

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14.  This Agreement represents the complete agreement of the parties, and is intended to bind both the parties, and all persons claiming by or through the parties. It supersedes any and all prior agreements, and may only be amended in writing signed by both you and Bank. It shall be governed by and interpreted under Hawaii law and may be pleaded as a full and complete defense to, and as the basis for an injunction against, any future proceeding. You understand and agree that this Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

          Dave, I am pleased that we were able to part ways on these amicable terms. The Bank and I wish you every success in your future endeavors.

                                        Sincerely,

                                        /S/ Neal C. Hocklander

                                        Neal C. Hocklander
                                        Executive Vice President & Director,
                                        Human Resources Division

     By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read and understand the terms of the Agreement; and that I voluntarily agree to them.

                  Dated:        January 30, 2001

                            /S/ David A. Houle
                           -----------------------------------------------------
                           David A. Houle

     Pursuant to 29 C.F.R. ss. 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. (S) 626(f)(1)(F)(i)).

                  Dated:        January 30,  2001

                            /S/ David A. Houle
                           -----------------------------------------------------
                           David A. Houle

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               AMENDMENT TO PACIFIC CENTURY FINANCIAL CORPORATION
                        STOCK OPTIONS FOR DAVID A. HOULE


          This Amendment, effective as of November 29, 2001, is made by and between Pacific Century Financial Corporation, a Hawaii corporation, with its principal office at 130 Merchant Street, 22nd Floor, Honolulu, Hawaii ("PCFC"), and David A. Houle, residing at 1016 Hanohano Way Honolulu, HI 96825 ("Optionee"), as an amendment to certain outstanding stock option agreements between such parties.

          WHEREAS, PCFC and Optionee have entered into stock option agreements for the grant to the Optionee of certain qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") (together, "Options") pursuant to the Pacific Century Financial Corporation Stock Option Plan of 1994 ("1994 Plan") and the Pacific Century Financial Corporation Stock Option Plan of 1988 ("1988 Plan") (together, "Plans");

          WHEREAS, in a manner consistent with the terms of the Plans and pursuant to the terms of that certain Separation Agreement between PCFC and the Optionee dated January 29, 2001 "Separation Agreement"), PCFC and the Optionee desire to modify the vesting and exercise periods applicable to the outstanding Options held by the Optionee;

          NOW, THEREFORE, the parties hereto agree to amend the Options as follows:

          (a) Effective as of the date of the Separation Agreement, any nonvested outstanding Options then held by the Optionee shall be fully vested upon completion of six months following their date of grant.

          (b) Effective as of his "Termination Date" (within the meaning of the Separation Agreement), any vested outstanding Options held by the Optionee as of his Termination Date which have been granted under the 1994 Plan shall be exercisable during the period of three years following his Termination Date (or, if later, until the end of the applicable exercise period provided for under the terms of the Option), and any vested outstanding Options held by the Optionee as of his Termination Date which have been granted under the 1988 Plan shall be exercisable during the period of one year following his Termination Date (or, if later, until the end of the applicable exercise period under the terms of the Option). However, the exercise period of an Option shall not be extended under this Amendment beyond the original term of the Option.

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          (c) The extended exercise periods described in paragraph (b) above shall apply only to the ISOs as described in the attached Exhibit A, in which case such ISOs shall be deemed to be NQSOs.

          (d) The above modifications shall not apply to any other awards under the Plans or any other plan or agreement, including any tandem or freestanding stock appreciation rights that may have been awarded under the Plans.

          (e) This Amendment shall constitute an amendment to the underlying option agreements for the affected Options.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first above written.

                            PACIFIC CENTURY FINANCIAL
                             CORPORATION

                            By   /S/ Leslie F. Paskett
                               -------------------------------------------------
                               Its

                                                                          "PCFC"

                               /S/ David A. Houle
                               -------------------------------------------------

                                                                      "Optionee"

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AMENDMENT TO PACIFIC CENTURY FINANCIAL CORPORATION
STOCK OPTIONS FOR DAVID A. HOULE

             EXHIBIT A -- ISO's SUBJECT TO EXTENDED EXERCISE PERIODS

          The following ISOs shall be subject to the extended exercise periods as provided for under the Amendment:

Grant Date            Expiration Date    Plan                ISOs
----------            ---------------    ----                ----
02/18/1994            02/18/2004         1994                6,600
12/04/1995            12/31/2004         1994                3,186
12/20/1996            12/31/2004         1994                4,732
12/12/1997            12/31/2004         1994                3,836 *
09/08/1998            12/31/2004         1994                5,925
12/10/1999            12/31/2004         1994                5,517
11/03/2000            12/31/2004         1994                5,000


* Does not apply with respect to tandem SAR